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                                     Exhibit 5.1

                            PILLSBURY MADISON & SUTRO LLP
                                 2550 Hanover Street
                             Palo Alto, California 94304

                                     June 9, 1998


The Immune Response Corporation
5935 Darwin Court
Carlsbad, California 92008

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,700,000 shares of Common Stock, par value $0.0025 per share (the "Common Stock"), of the Company to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"), which are issuable upon conversion of, or upon issuance of dividends on, 200 shares of the Company's Series F Convertible Preferred Stock (the "Preferred Stock"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

     We are of the opinion that the Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and, when issued to the Selling Stockholders by the Company in accordance with the terms of the Preferred Stock referenced above, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                       Very truly yours,

                                       /s/ Pillsbury Madison & Sutro LLP